Exhibit 99.1

NEWS RELEASE

Pactiv Evergreen Reports Third Quarter 2023 Financial Results

Solid operating performance and cost discipline; Raising 2023 guidance

Third Quarter 2023 Financial Highlights:

•
Net Revenues of $1,379 million for the third quarter of 2023 were down 14% compared to $1,609 million in the third quarter of 2022 and down 3% compared to $1,426 million in the second quarter of 2023.
•
Net Income from continuing operations of $28 million for the third quarter of 2023 compared to $175 million in the third quarter of 2022, a net loss from continuing operations of $139 million in the second quarter of 2023 and a net loss from continuing operations of $217 million in the twelve months ended September 30, 2023.
•
Adjusted EBITDA1 of $227 million for the third quarter of 2023 compared to $187 million in the third quarter of 2022, $217 million in the second quarter of 2023 and $800 million in the twelve months ended September 30, 2023.
•
Diluted earnings per share from continuing operations of $0.15 for the third quarter of 2023 compared to $0.98 in the third quarter of 2022 and diluted loss per share from continuing operations of $0.78 in the second quarter of 2023.
•
Adjusted EPS1 of $0.32 for the third quarter of 2023 compared to $0.13 in the third quarter of 2022 and $0.20 in the second quarter of 2023.

LAKE FOREST, Ill., (November 1, 2023) - Pactiv Evergreen Inc. (“Pactiv Evergreen” or the “Company”) today reported results for the third quarter of 2023. Michael King, President and Chief Executive Officer of Pactiv Evergreen, said, “I am proud of our team’s performance during the third quarter. The Company continued to execute at a high level, while managing costs and making further progress on its transformational journey. We have made significant progress on the Beverage Merchandising Restructuring during the year, including the closure of our Canton mill and our Olmsted Falls, Ohio converting facility and the reorganization of our management structure. These are important steps to enhance our position as a market-leading North American food and beverage packaging company. While the macroeconomic environment remains uncertain, the actions we have taken to improve our cost structure, coupled with the resilience of our business model, allowed us to generate solid free cash flow and drive increased value for our shareholders.”

Jon Baksht, Chief Financial Officer of Pactiv Evergreen, added, “We continue to prioritize the strengthening of our balance sheet. Our ability to generate strong cash flows from operating activities and free cash flow underpins our commitment to reduce our outstanding borrowings and invest in future growth opportunities. Specifically, management set a target earlier this year to improve our Net Leverage Ratio1 to the low 4s by year end. I am pleased to share that we improved our Net Leverage Ratio1 to 4.2x as of September 30, 2023, delivering against our target and creating momentum heading into year end. In addition, we are focused on optimizing our working capital levels and are on track to deliver solid free cash flow for 2023.”

Beverage Merchandising Restructuring Update

On March 6, 2023, the Company announced the Beverage Merchandising Restructuring, a plan to take significant restructuring actions related to its legacy Beverage Merchandising operations. During the second quarter of 2023, the Company ceased operations at its Canton, North Carolina mill and its converting facility in Olmsted Falls, Ohio and production from the Olmsted Falls facility was reallocated to other sites. In addition, effective April 1, 2023, the Company reorganized its management structure by combining its Beverage Merchandising and Food Merchandising businesses. During the third quarter, the Company continued to explore strategic alternatives related to its Pine Bluff, Arkansas mill and Waynesville, North Carolina facility.

The Company incurred $5 million of non-cash charges during the third quarter of 2023 (year-to-date: $315 million) and currently expects to incur total non-cash charges in the range of $325 million to $330 million. These non-cash charges are related to the acceleration of depreciation of property, plant and equipment and other non-cash charges. The Company also incurred $27 million of cash-based charges during the third quarter of 2023 (year-to-date: $120 million) related to severance and associated benefits and exit, disposal and other transition costs and currently expects to incur total cash-based charges in the range of $150 million to $160 million.

The above estimates are provisional and include significant management judgments and assumptions that could change materially as the Company executes its plan. Actual results may differ from these estimates, and the execution of the plan could result in additional restructuring charges or impairments not reflected above.

1 Adjusted EBITDA and Adjusted EPS are non-GAAP measures. All references to Adjusted EBITDA and Adjusted EPS are references to Adjusted EBITDA from continuing operations and Adjusted EPS from continuing operations, respectively. Refer to their definitions in the discussion on non-GAAP financial measures and the accompanying reconciliations below. Net Leverage Ratio is a non-GAAP measure calculated as Net Debt divided by the last twelve months Adjusted EBITDA. Net Debt is a non-GAAP measure and is defined as the sum of current and long-term debt, less cash and cash equivalents. Reconciliations of Net Debt and the last twelve months Adjusted EBITDA are included below.

Third Quarter 2023 Results vs. Third Quarter 2022 Results

Net revenues in the third quarter of 2023 were $1,379 million compared to $1,609 million in the third quarter of 2022. The decrease was primarily due to the closure of our Canton, North Carolina mill during the second quarter of 2023, lower sales volume and unfavorable pricing due to the contractual pass-through of lower material costs. Lower sales volume was mostly due to a focus on value over volume and the market softening amid inflationary pressures within our Food and Beverage Merchandising segment.

Net income from continuing operations was $28 million, or $0.15 per diluted share, in the third quarter of 2023 compared to $175 million of net income, or $0.98 per diluted share, in the third quarter of 2022. The prior year period included a $239 million gain on the sale of Beverage Merchandising Asia and a $47 million pension settlement gain, partially offset by a $56 million impairment charge due to the decision to exit our remaining closures businesses. The change in net income from continuing operations was also impacted by a $57 million decrease in tax expense, largely driven by the discrete tax effect of the gain on sale in the prior year period, a $49 million increase in gross profit, mainly from lower material and transportation costs, partially offset by $28 million in current year period charges related to the Beverage Merchandising Restructuring.

Adjusted EBITDA1 was $227 million and Adjusted EPS1 was $0.32 in the third quarter of 2023 compared to $187 million and $0.13, respectively, in the third quarter of 2022. The increases in Adjusted EBITDA1 and Adjusted EPS1 were primarily attributable to lower material costs, net of costs passed through, and lower transportation and manufacturing costs, partially offset by the closure of our Canton, North Carolina mill.

Segment Results

Foodservice

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume
Total segment net revenues	$675	$713	$(38)	(5)%	(5)%	—%
Segment Adjusted EBITDA	$117	$107	$10	9%
Segment Adjusted EBITDA margin	17%	15%

The decrease in net revenues was mostly due to unfavorable pricing, largely due to lower material costs.

The increase in Adjusted EBITDA was mainly due to lower transportation and material costs, net of costs passed through.

Food and Beverage Merchandising

	For the Three Months Ended September 30,				Components of Change in Net Revenues
(In millions, except for %)	2023	2022	Change	% Change	Price/Mix	Volume	Dispositions / Mill Closure	FX
Total segment net revenues	$712	$920	$(208)	(23)%	—%	(6)%	(18)%	1%
Segment Adjusted EBITDA	$130	$102	$28	27%
Segment Adjusted EBITDA margin	18%	11%

The decrease in net revenues was driven by the closure of our Canton, North Carolina mill and lower sales volume. Sales volume was lower mostly due to a focus on value over volume and the market softening amid inflationary pressures.

The increase in Adjusted EBITDA was due to lower material costs, net of costs passed through, and lower transportation costs, partially offset by the closure of our Canton, North Carolina mill and lower sales volume.

Third Quarter 2023 Results vs. Second Quarter 2023 Results

Net revenues in the third quarter of 2023 were $1,379 million compared to $1,426 million in the second quarter of 2023. The decrease was mainly due to the closure of the Canton, North Carolina mill during the second quarter of 2023.

Net income from continuing operations was $28 million, or $0.15 per diluted share, in the third quarter of 2023 compared to a net loss from continuing operations of $139 million, or $0.78 per diluted share, in the second quarter of 2023. The change was mostly due to $184 million of lower charges associated with the Beverage Merchandising Restructuring, partially offset by $30 million of higher tax expense largely driven by the decline in the discrete tax benefit associated with the aforementioned restructuring.

Adjusted EBITDA1 was $227 million and Adjusted EPS1 was $0.32 in the third quarter of 2023 compared to $217 million and $0.20, respectively, in the second quarter of 2023. The increases in Adjusted EBITDA1 and Adjusted EPS1 were both primarily due to the impact from a cold mill outage in the prior quarter.

Segment Results

Foodservice

	For the Three Months Ended
	September 30,	June 30,			Components of Change in Net Revenues
(In millions, except for %)	2023	2023	Change	% Change	Price/Mix	Volume
Total segment net revenues	$675	$656	$19	3%	1%	2%
Segment Adjusted EBITDA	$117	$128	$(11)	(9)%
Segment Adjusted EBITDA margin	17%	20%

The increase in net revenues was predominantly due to higher sales volume driven by seasonal trends.

The decrease in Adjusted EBITDA was due to higher material costs, net of costs passed through, and higher manufacturing costs.

Food and Beverage Merchandising

	For the Three Months Ended
	September 30,	June 30,			Components of Change in Net Revenues
(In millions, except for %)	2023	2023	Change	% Change	Price/Mix	Volume	Mill Closure
Total segment net revenues	$712	$805	$(93)	(12)%	(2)%	(2)%	(8)%
Segment Adjusted EBITDA	$130	$109	$21	19%
Segment Adjusted EBITDA margin	18%	14%

The decrease in net revenues was mainly due to the closure of the Canton, North Carolina mill and lower sales volume. Lower sales volume was primarily attributable to a continued focus on value over volume.

The increase in Adjusted EBITDA was largely due to lower manufacturing costs including the impact from a cold mill outage in the prior quarter, partially offset by unfavorable product mix.

Balance Sheet and Cash Flow Highlights

The Company continues to deliver on its commitment to strengthen its balance sheet. Since December 31, 2022, the Company reduced its total outstanding debt, mostly due to $515 million of early repayments, and Net Debt2 also declined. Net cash flow provided by operating activities and Free Cash Flow2 were positive during the third quarter of 2023, inclusive of cash payments related to the Beverage Merchandising Restructuring. The Company’s Board of Directors declared a third quarter 2023 dividend on October 31, 2023 of $0.10 per share of common stock, payable on December 15, 2023 to shareholders of record as of November 30, 2023.

(In millions)	As of September 30, 2023	(In millions)	For the Three Months Ended September 30, 2023
Total outstanding debt	$3,611	Net cash flow provided by operating activities	$238
Cash and cash equivalents	(233)	Capital expenditures	(62)
Net Debt[2]	$3,378	Free Cash Flow[2]	$176

Outlook

“The Company increased its full year 2023 Adjusted EBITDA1 guidance to a range of $825 million to $835 million, underscoring Pactiv Evergreen’s ability to drive profitable growth despite uncertainty across the broader market and industry. In addition, the Company increased its guidance for full year 2023 Free Cash Flow2. We are confident in our ability to close fiscal 2023 from a position of strength and are encouraged by our current momentum and believe it provides a solid foundation as we pivot to fiscal 2024,” said Mr. King.

The Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) on a forward-looking basis in this release because the Company does not provide guidance for certain of the reconciling items on a consistent basis, including but not limited to items relating to restructuring, asset impairment and other related charges, depreciation and amortization expense, net interest expense and income taxes, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss), as the Company is unable to quantify these amounts without unreasonable efforts.

Conference Call and Webcast Presentation

The Company will host a conference call and webcast presentation to discuss these results on November 2, 2023 at 8:30 a.m. U.S. Eastern Time. Investors interested in participating in the live call may register for the call here. Participants may also access the live webcast and supplemental presentation on the Pactiv Evergreen Investor Relations website at https://investors.pactivevergreen.com/financial-information/sec-filings under “News & Events.” The Company may from time to time use this Investor Relations website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

About Pactiv Evergreen Inc. Pactiv Evergreen Inc. (NASDAQ: PTVE) is a leading manufacturer and distributor of fresh foodservice and food merchandising products and fresh beverage cartons in North America. The Company produces a broad range of on-trend and feature-rich products that protect, package and display food and beverages for today’s consumers. Its products, many of which are made with recycled, recyclable or renewable materials, are sold to a diversified mix of customers, including restaurants, foodservice distributors, retailers, food and beverage producers, packers and processors. Learn more at www.pactivevergreen.com.

2 Net Debt and Free Cash Flow are non-GAAP measures. Refer to their definitions in the discussion on non-GAAP financial measures below.

Note to Investors Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release other than statements of historical fact are forward-looking statements, including statements regarding our guidance as to our future financial and operational results and growth prospects and the expected timelines and amount and type of cash and non-cash charges that we expect to incur in connection with the Beverage Merchandising Restructuring and the timing thereof. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “likely” or “continue,” the negative of these terms and other comparable terminology. These statements are only predictions based on our expectations and projections about future events as of the date of this press release and are subject to a number of risks, uncertainties and assumptions that may prove incorrect, any of which could cause actual results to differ materially from those expressed or implied by such statements, including, among others, those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission, or SEC, and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC. New risks emerge from time to time, and it is not possible for our management to predict all risks, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement the Company makes. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Except as otherwise required by law, the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

The Company uses the following financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted EBITDA, Adjusted EPS, Free Cash Flow, Net Debt and Net Leverage Ratio.

The Company defines Adjusted EBITDA as net income (loss) from continuing operations calculated in accordance with GAAP plus the sum of income tax expense (benefit), net interest expense, depreciation and amortization and further adjusted to exclude certain items, including but not limited to restructuring, asset impairment and other related charges, gains or losses on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange gains or losses on cash and gains or losses on certain legal settlements.

The Company defines Adjusted EPS as diluted (loss) earnings per share from continuing operations (“EPS”) calculated in accordance with GAAP adjusted for the after-tax effect of certain items, including but not limited to restructuring, asset impairment and other related charges, gains on the sale of businesses and noncurrent assets, non-cash pension income or expense, operational process engineering-related consultancy costs, business acquisition and integration costs and purchase accounting adjustments, unrealized gains or losses on derivatives, foreign exchange losses on cash and gains or losses on certain legal settlements.

The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures.

The Company defines Net Debt as the sum of current and long-term debt, less cash and cash equivalents.

The Company defines Net Leverage Ratio as Net Debt divided by the last twelve months Adjusted EBITDA.

The Company has provided herein a reconciliation of (i) net income (loss) from continuing operations to Adjusted EBITDA, (ii) diluted (loss) EPS from continuing operations to Adjusted EPS, (iii) net cash provided by operating activities to Free Cash Flow and (iv) total debt to Net Debt, in each case representing the most directly comparable GAAP financial measures.

The Company presents Adjusted EBITDA to assist in comparing performance from period to period and as a measure of operational performance. It is a key measure used by its management team to generate future operating plans, make strategic decisions and incentivize and reward its employees. In addition, its management and Chief Operating Decision Maker, who is the President and Chief Executive Officer, use the Adjusted EBITDA of each reportable segment to evaluate its respective operating performance. Accordingly, the Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. Like Adjusted EBITDA, management believes Adjusted EPS is useful to investors, analysts and others to facilitate operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the items noted above.

The Company presents Free Cash Flow to assist in comparing liquidity from period to period and to provide a more comprehensive view of the Company’s core operations and ability to generate cash flow, and also, as with Adjusted EBITDA, to generate future operating plans, make strategic decisions and incentivize and reward its employees. The Company believes that this measure is useful to investors in evaluating cash available to service and repay debt, make other investments and pay dividends. The Company presents Net Debt and Net Leverage Ratio as supplemental measures to review the liquidity of its operations and measure the Company’s credit position and progress toward leverage targets. The Company also believes that investors find these measure useful in evaluating its debt levels.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP metrics may not be the same as or comparable to similar non-GAAP financial measures presented by other companies. Because of these and other limitations, you should consider them alongside other financial performance measures, including our net income and other GAAP results. In addition, in evaluating Adjusted EBITDA, Adjusted EPS and other metrics derived from them, you should be aware that in the future the Company will incur expenses such as those that are the subject of adjustments in deriving Adjusted EBITDA and Adjusted EPS and you should not infer from our presentation of Adjusted EBITDA and Adjusted EPS that our future results will not be affected by these expenses or any unusual or non-recurring items.

Contact:

Curt Worthington

847.482.2040

InvestorRelations@pactivevergreen.com

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Income (Loss)

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
Net revenues	$1,379	$1,426	$1,609
Cost of sales	(1,098)	(1,342)	(1,377)
Gross profit	281	84	232
Selling, general and administrative expenses	(137)	(136)	(145)
Restructuring, asset impairment and other related charges	(28)	(32)	(57)
Other (expense) income, net	(3)	4	239
Operating income (loss) from continuing operations	113	(80)	269
Non-operating (expense) income, net	(2)	(3)	44
Interest expense, net	(61)	(64)	(59)
Income (loss) from continuing operations before tax	50	(147)	254
Income tax (expense) benefit	(22)	8	(79)
Income (loss) from continuing operations	28	(139)	175
Income from discontinued operations, net of income taxes	2	—	1
Net income (loss)	30	(139)	176
Income attributable to non-controlling interests	(1)	—	—
Net income (loss) attributable to Pactiv Evergreen Inc. common shareholders	$29	$(139)	$176

Earnings (loss) per share attributable to Pactiv Evergreen Inc. common shareholders
From continuing operations
Basic	$0.15	$(0.78)	$0.98
Diluted	$0.15	$(0.78)	$0.98
From discontinued operations
Basic	$0.01	$—	$0.01
Diluted	$0.01	$—	$—
Total
Basic	$0.16	$(0.78)	$0.99
Diluted	$0.16	$(0.78)	$0.98

Weighted-average shares outstanding - basic	178.7	178.5	177.9
Weighted-average shares outstanding - diluted	179.7	178.5	178.7

Pactiv Evergreen Inc.

Condensed Consolidated Balance Sheets

(in millions)

(unaudited)

	As of September 30, 2023	As of June 30, 2023	As of September 30, 2022
Assets
Cash and cash equivalents	$233	$302	$559
Accounts receivable, net	470	468	523
Related party receivables	38	38	46
Inventories	846	927	1,123
Other current assets	109	114	117
Assets held for sale	7	—	—
Total current assets	1,703	1,849	2,368
Property, plant and equipment, net	1,469	1,488	1,735
Operating lease right-of-use assets, net	276	268	275
Goodwill	1,815	1,815	1,815
Intangible assets, net	1,019	1,034	1,079
Other noncurrent assets	164	176	153
Total assets	$6,446	$6,630	$7,425
Liabilities
Accounts payable	$329	$352	$411
Related party payables	10	8	10
Current portion of long-term debt	18	18	31
Current portion of operating lease liabilities	63	62	64
Income taxes payable	5	3	5
Accrued and other current liabilities	447	402	437
Liabilities held for sale	—	—	24
Total current liabilities	872	845	982
Long-term debt	3,593	3,822	4,202
Long-term operating lease liabilities	225	220	222
Deferred income taxes	255	255	318
Long-term employee benefit obligations	59	59	97
Other noncurrent liabilities	138	144	137
Total liabilities	$5,142	$5,345	$5,958
Total equity attributable to Pactiv Evergreen Inc. common shareholders	1,300	1,282	1,462
Non-controlling interests	4	3	5
Total equity	$1,304	$1,285	$1,467
Total liabilities and equity	$6,446	$6,630	$7,425

Pactiv Evergreen Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	For the Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2023	2023	2023	2022	2022
Operating Activities:
Net income (loss)	$30	$(139)	$(133)	$27	$176
Adjustments to reconcile net income (loss) to operating cash flows:
Depreciation and amortization	85	259	174	84	85
Deferred income taxes	—	(28)	(39)	(14)	50
Unrealized (gains) losses on derivatives	(1)	(1)	2	—	10
Restructuring related non-cash and asset impairment charges (net of reversals)	3	9	32	—	56
Gain (loss) on sale of businesses and noncurrent assets	—	1	—	—	(239)
Non-cash portion of employee benefit obligations	3	3	1	3	(44)
Non-cash portion of operating lease expense	20	19	21	20	21
Other non-cash items, net	11	10	6	8	11
Change in assets and liabilities:
Accounts receivable, net	(3)	46	(53)	79	4
Inventories	75	47	61	58	(35)
Accounts payable	(15)	(38)	11	(45)	(66)
Operating lease payments	(19)	(20)	(21)	(20)	(21)
Accrued and other current liabilities	43	(28)	10	(21)	67
Other assets and liabilities	6	(13)	16	(6)	—
Net cash provided by operating activities	238	127	88	173	75
Investing Activities:
Acquisition of property, plant and equipment	(62)	(53)	(63)	(89)	(55)
Disposal of businesses and joint venture equity interests, net of cash disposed	—	—	1	(6)	317
Other investing activities	9	(1)	2	1	3
Net cash (used in) provided by investing activities	(53)	(54)	(60)	(94)	265
Financing Activities:
Long-term debt repayments	(229)	(182)	(112)	(95)	(6)
Dividends paid to common shareholders	(18)	(18)	(18)	(17)	(18)
Other financing activities	(3)	(2)	(5)	(2)	(2)
Net cash used in financing activities	(250)	(202)	(135)	(114)	(26)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4)	4	1	2	(3)
(Decrease) increase in cash, cash equivalents and restricted cash	(69)	(125)	(106)	(33)	311
Cash, cash equivalents and restricted cash, including amounts classified as held for sale or other noncurrent assets, as of beginning of the period(1)	326	451	557	590	279
Cash, cash equivalents and restricted cash as of end of the period(1)	$257	$326	$451	$557	$590
Cash, cash equivalents and restricted cash are comprised of:
Cash and cash equivalents	$233	$302	$427	$531	$559
Restricted cash classified as other noncurrent assets	24	24	24	24	24
Cash and cash equivalents classified as assets held for sale	—	—	—	2	7
Cash, cash equivalents and restricted cash as of end of the period(1)	$257	$326	$451	$557	$590

(1) Includes $2 million, $7 million and $9 million of cash and cash equivalents classified as current assets held for sale as of December 31, 2022, September 30, 2022 and June 30, 2022, respectively. During the nine months ended September 30, 2023, we revised the presentation of restricted cash balances on our condensed consolidated statements of cash flows to include $24 million of restricted cash (classified as other noncurrent assets on our condensed consolidated balance sheets) as of each of the reporting dates presented.

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Net Revenues to Total Net Revenues

(in millions)

(unaudited)

	For the Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Reportable segment net revenues
Foodservice	$675	$656	$713
Food and Beverage Merchandising	712	805	920
Other	—	—	26
Intersegment revenues	(8)	(35)	(50)
Total net revenues	$1,379	$1,426	$1,609

Pactiv Evergreen Inc.

Reconciliation of Reportable Segment Adjusted EBITDA to Adjusted EBITDA

(in millions)

(unaudited)

	For the Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Reportable segment Adjusted EBITDA
Foodservice	$117	$128	$107
Food and Beverage Merchandising	130	109	102
Other	—	—	1
Unallocated	(20)	(20)	(23)
Adjusted EBITDA (Non-GAAP)	$227	$217	$187

Pactiv Evergreen Inc.

Reconciliations of Net Income (Loss) from Continuing Operations to Adjusted EBITDA and Diluted EPS from Continuing Operations to Adjusted EPS

(in millions, except per share amounts)

(unaudited)

	For the Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net loss to Adjusted EBITDA	Diluted EPS to Adjusted EPS	Net income to Adjusted EBITDA	Diluted EPS to Adjusted EPS
Net income (loss) from continuing operations / Diluted EPS from continuing operations (Reported GAAP Measure)	$28	$0.15	$(139)	$(0.78)	$175	$0.98
Income tax expense (benefit)	22		(8)		79
Interest expense, net	61		64		59
Depreciation and amortization (excluding restructuring-related charges)	81		82		85
Beverage Merchandising Restructuring charges(1)	32	0.15	216	0.98	—	—
Other restructuring and asset impairment charges (reversals)	—	—	1	—	57	0.31
Loss (gain) on sale of businesses and noncurrent assets	—	—	1	—	(239)	(1.10)
Non-cash pension expense (income)(2)	2	0.01	3	0.01	(44)	(0.11)
Operational process engineering-related consultancy costs(3)	—	—	—	—	3	0.01
Unrealized (gains) losses on commodity derivatives	(1)	—	(1)	—	10	0.03
Foreign exchange losses (gains) on cash	2	0.01	(2)	(0.01)	—	—
Other	—	—	—	—	2	0.01
Adjusted EBITDA / Adjusted EPS(4) (Non-GAAP Measure)	$227	$0.32	$217	$0.20	$187	$0.13

(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $4 million and $177 million of accelerated depreciation expense for the three months ended September 30, 2023 and June 30, 2023, respectively.
(2)
Reflects the non-cash pension expense (income) related to our employee benefit plans, including the pension settlement gain of $47 million recognized during the three months ended September 30, 2022.
(3)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.
(4)
Income tax expense (benefit), interest expense, net and depreciation and amortization (excluding restructuring-related charges) are not adjustments from diluted EPS to calculate Adjusted EPS. Adjustments were tax effected using the applicable effective income tax rate for each period. For the three months ended September 30, 2023, June 30, 2023 and September 30, 2022, the tax effect of the adjustments were income of $0.03 per diluted share, income of $0.24 per diluted share and a loss of $0.33 per diluted share, respectively.

Pactiv Evergreen Inc.

Reconciliation of Twelve Months Ended Net Loss from Continuing Operations to Twelve Months Ended Adjusted EBITDA

(in millions)

(unaudited)

For the Twelve Months Ended September 30, 2023
Net loss from continuing operations (Reported GAAP Measure)	$(217)
Income tax benefit	(16)
Interest expense, net	248
Depreciation and amortization (excluding restructuring-related charges)	331
Beverage Merchandising Restructuring charges(1)	435
Loss on sale of businesses and noncurrent assets	1
Non-cash pension expense(2)	9
Operational process engineering-related consultancy costs(3)	2
Foreign exchange losses on cash	5
Other	2
Adjusted EBITDA (Non-GAAP Measure)	$800
(1)
Reflects charges related to the Beverage Merchandising Restructuring, including $177 million of accelerated depreciation expense.
(2)
Reflects the non-cash pension expense related to our employee benefit plans.
(3)
Reflects the costs incurred to evaluate and improve the efficiencies of our manufacturing and distribution operations.